                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                  REINSURANCE GROUP OF AMERICA, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

              [RGA REINSURANCE GROUP OF AMERICA INCORPORATED LOGO]



                         NOTICE OF THE ANNUAL MEETING OF
                               THE SHAREHOLDERS OF
                   REINSURANCE GROUP OF AMERICA, INCORPORATED

                                                             St. Louis, Missouri
                                                                  April 14, 2000


TO THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED


         The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Marriott West Hotel, 660 Maryville Centre Drive, St. Louis, Missouri on May 24, 2000, commencing at 2:00 p.m., at which meeting only holders of record of the Company's Common Stock at the close of business on March 31, 2000 will be entitled to vote, for the following purposes:

         1.    to elect four directors;
         2. to approve an amendment to the Company's Flexible Stock Option Plan; and
         3. to transact such other and further business, if any, as properly may be brought before the meeting.

                                               REINSURANCE GROUP OF AMERICA,
                                               INCORPORATED

                                               By


                                                    /s/ Richard A. Liddy

         /s/ James E. Sherman
         Secretary                                  Chairman of the Board



         EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. A POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

              [RGA REINSURANCE GROUP OF AMERICA INCORPORATED LOGO]




                   REINSURANCE GROUP OF AMERICA, INCORPORATED
        1370 TIMBERLAKE MANOR PARKWAY, CHESTERFIELD, MISSOURI 63017-6039


                                 PROXY STATEMENT

                                     FOR THE
                       ANNUAL MEETING OF THE SHAREHOLDERS
                             TO BE HELD MAY 24, 2000
                    MARRIOTT WEST HOTEL, ST. LOUIS, MISSOURI


         This proxy statement is furnished to the holders of Common Stock of Reinsurance Group of America, Incorporated (the "Company" or "RGA") in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held May 24, 2000, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the "Shareholders." The Company is first mailing this proxy statement and the enclosed form of proxy to Shareholders on or about April 14, 2000.

         Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of Common Stock can be voted only when represented by a properly executed proxy.

         Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.

         The close of business on March 31, 2000 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, 49,869,353 shares of Common Stock were outstanding and entitled to be voted at such meeting, with 133 holders of record. Shareholders will be entitled to cast one vote on each matter for each share of Common Stock held of record on the record date.

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999 accompanies this proxy statement.

         The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone or telefax by directors, officers, or regular employees of the Company.

                         ITEM 1 - ELECTION OF DIRECTORS

        The first item to be acted upon at the Annual Meeting is the election of four directors of the Company for terms expiring at the Annual Meeting in 2003, or until their respective successors have been elected and have qualified.

NOMINEES AND CONTINUING DIRECTORS

         The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each of the directors has served in his principal occupation for the last five fiscal years, unless otherwise indicated. One of the Company's directors, Leonard M. Rubenstein, resigned in September 1999. In January 2000, the Board named John H. Tweedie to fill the vacancy created by Mr. Rubenstein's resignation and to complete the term of office, which ends in 2002. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. With the exception of Terrence I. Lennon and Judy E. Weiss, the nominees are currently directors of the Company. At the first Board meeting of 2000, the Directors decided to increase the number of directors from nine to ten. Also, Bernard A. Edison announced his intent to resign from the Board as of the date of the Annual Meeting. Accordingly, the Nominating Committee of the Board has nominated Mr. Lennon and Ms. Weiss to fill the vacancy created by Mr. Edison's resignation and the directorship created by the increase in the number of directors to ten. All of the nominees for director have agreed to serve if elected. The Company recommends a vote FOR the four nominees for election to the Board.

                                                                                                     SERVED AS
                                                                                                     DIRECTOR
     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS                                 SINCE
     ----------------------------------------------------------------                                --------
TO BE ELECTED AS DIRECTORS FOR TERMS ENDING 2003:

STUART I. GREENBAUM, 63                                                                                1997

         Dean of the John M. Olin School of Business at Washington University since July 1995. Prior to his current position, he spent 20 years at the Kellogg Graduate School of Management at Northwestern University where he was Director of the Banking Research Center and Norman Strunk
         Distinguished Professor of Financial Institutions. Mr. Greenbaum has served on the Federal Savings and Loan Advisory Council and the Illinois Task Force on Financial Services, and has been a consultant for the American Bankers Association, the Bank Administration
         Institute, the Comptroller of the Currency, the Federal Reserve System, and the Federal Home Loan Bank System, among others. He is also a director of Stifel Financial Corp., First Oak Brook Bancshares, Inc., and St. Louis Children's Hospital.

RICHARD A. LIDDY, 64                                                                                   1993

         Chairman of the Board of the Company. Currently he is Chairman, President and Chief Executive Officer of GenAmerica Corporation, and
         Chairman and Chief Executive Officer of General  American  Life
         Insurance  Company.  He also is Chairman of the Board of General
         American Capital Company,  a registered  investment  company,  Cova
         Corporation,  Paragon Life Insurance  Company and Security Equity Life
         Insurance Company and a number of other subsidiaries and affiliates of General American. Mr. Liddy is a Senior Executive Vice President of MetLife, Inc. and serves on the Executive Committee of Metropolitan Life Insurance Company. In addition, he is a director of Ameren Corporation, Brown Shoe Company, Conning Corporation,
         Energizer Holdings, Inc., and Ralston Purina Company.


                                                                                                     SERVED AS
                                                                                                     DIRECTOR
     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS                                 SINCE
     ----------------------------------------------------------------                                --------
TERRENCE I. LENNON, 61                                                                                  -

         Executive Vice President, Government Relations, Compliance and Public
         Relations-Metropolitan Life Insurance Company ("MetLife") since January
         1998. Prior to his current position, Mr. Lennon was Senior Vice
         President, Mergers and Acquisitions for MetLife from March 1994 until
         January 1997, then Executive Vice President, Planning and Mergers and
         Acquisitions until assuming his current position. Mr. Lennon also serves as a director of Texas Life Insurance Company and of SSRM
         Holdings, Inc.

JUDY E. WEISS, 48                                                                                       -

         Executive Vice President and Chief Actuary - MetLife, Inc. since
         September 1999 and Executive Vice President and Chief Actuary of
         MetLife since February 1998. Ms. Weiss was Senior Vice-President of
         MetLife from 1991 to 1996, then served as Senior Vice President and Chief Actuary from 1996 until February 1998.

TO CONTINUE IN OFFICE UNTIL 2002:

J. CLIFF EASON, 52                                                                                     1993

         President-SBC Network Services of SBC Operations, Inc. since October
         1999. Prior to that, he served as President - SBC International of SBC
         Communications Inc. since March 1998 and as President and CEO of
         Southwestern Bell Telephone Company from February 1996 until March,
         1998. Mr. Eason was President and CEO of Southwestern Bell
         Communications, Inc. from July 1995 through February 1996; President of
         Network Services of Southwestern Bell Telephone Company from July 1993 through June 1995; President of Southwestern Bell Telephone Company from July 1993 through July 1995; and President of Southwestern Bell
         Telephone Company of the Midwest from 1992 to 1993. Mr. Eason also is a director of Telefonos de Mexico, S.A. and Williams Communications
         Group, Inc.

JOHN H. TWEEDIE,  54                                                                                    -

         Senior Executive Vice President of MetLife, Inc. since September 1999 and Senior Executive Vice President of Finance and International -
         MetLife since March 1999. Prior to that, Mr. Tweedie was Executive
         Vice-President of Life Insurance for MetLife from 1994 through May 1998 and became Senior Executive Vice President of Life Insurance from May
         1998 until assuming his current position. Mr. Tweedie serves as a director of Seguros Genesis, Texas Life Insurance Company, Metropolitan
         Property and Casualty Insurance Company and Fulcrum Financial Advisors.

H. EDWIN TRUSHEIM, 72                                                                                  1993

         1993 In 1995, Mr. Trusheim retired as Chairman of the Board of General
         American Life Insurance Company, where he was Chief Executive Officer until his retirement in 1992. He served as President of General
         American Life Insurance Company from 1979 to 1988 and was elected Chief
         Executive Officer in 1981 and Chairman of the Board in 1986. He is also a director of Angelica Corporation, Laclede Gas Company, and RehabCare
         Corporation.

TO CONTINUE IN OFFICE UNTIL 2001:

WILLIAM A. PECK, M.D., 66                                                                              1993

         Executive Vice Chancellor for Medical Affairs and Dean of the School of
         Medicine of Washington University since 1989. From 1976 to 1989, he was Physician in Chief of The Jewish Hospital of St. Louis. He is a director of Allied Health Care Products, Inc., Angelica Corporation,
         Hologic, Inc., and TIAA-CREF Trust.

                                                                                                     SERVED AS
                                                                                                     DIRECTOR
     NAME, AGE, PRINCIPAL OCCUPATION OR POSITION, OTHER DIRECTORSHIPS                                 SINCE
     ----------------------------------------------------------------                                --------
WILLIAM P. STIRITZ, 65                                                                                 1993

         Chairman, President and Chief Executive Officer of Agribrands
         International, Inc., since the company was spun-off from Ralston Purina
         Company ("Ralston") on April 1, 1998. He was CEO and President of
         Ralston from 1982 until 1997, and held various other positions with Ralston since 1963. He is Chairman of the Board of Ralston and Ralcorp
         Holdings, Inc. and is a director of Angelica Corporation, Ball
         Corporation, GenAmerica Corporation, General American Life Insurance
         Company, The May Department Stores Company, and Vail Resorts, Inc.

A. GREIG WOODRING, 48

         President and Chief Executive Officer of the Company. As President and
         CEO of the Company, Mr. Woodring is also an executive officer of General American Life Insurance Company ("General American"). He headed
         General American's reinsurance business from 1986 until the Company's formation in December 1992. He also serves as a director and officer of a number of subsidiaries of the Company and General American.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors held a total of twelve regular and special meetings during 1999. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he served during 1999, except for Mr. Eason, who attended 66% of all Board and committee meetings.

         The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, of which Messrs. Eason (Chairman), Greenbaum, and Peck are members, met three times in 1999. This Committee is responsible for overseeing the integrity and reliability of the Company's accounting and financial reporting practices and the effectiveness of its system of controls. It also recommends a public accounting firm to be retained for the coming year and reviews the work to be done by such firm. The Compensation Committee establishes and oversees the compensation policies of the Company's operating subsidiaries and determines executive compensation. The Committee, which consists of Messrs. Edison (Chairman), Eason, Greenbaum, Peck, and Stiritz, held five meetings in 1999. See "Executive Compensation -- Compensation Committee Report on Executive Compensation." The Nominating Committee, of which Messrs. Peck (Chairman), Eason, Edison, Greenbaum, Stiritz, and Trusheim are members, did not meet during 1999. This Committee nominates directors and will consider recommendations for nominations as directors from Shareholders. Shareholders wishing to propose nominees to the Nominating Committee for consideration should notify in writing the Secretary of the Company in accordance with the process described in "Shareholder Proposals". The Secretary will inform the members of the Nominating Committee of such nominees.

DIRECTOR COMPENSATION

        Any director who is an officer of the Company, GenAmerica Corporation, MetLife or any subsidiary of these companies, do not receive any additional compensation for serving the Company as members of the Board of Directors or any of its committees. Directors who are not employees of the Company, GenAmerica Corporation, MetLife or any of their subsidiaries ("Non-Employee Directors") are paid an annual retainer fee of $20,000, and are paid $1,000 for each Board meeting attended in person, $500 for each telephonic Board meeting attended, $750 for each committee meeting attended in person (except the committee chairman, who is paid $1,000) and $375 for each telephonic committee meeting attended (except the committee chairman, who is paid $500). In addition, the Company reimburses directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Of the $20,000 annual retainer fee, $8,000 is paid in shares of the Company's Common Stock on the date of the Annual Meeting. Also on the date of each Annual Meeting, each Non-Employee Director is granted an option to purchase 2,250 shares of Common Stock with an exercise price equal to the closing price of the Common Stock on such date. On May 26, 1999, each of Messrs. Eason, Edison, Greenbaum, Peck, Stiritz, and Trusheim was awarded an option to purchase 2,250 shares of non-voting Common Stock at an exercise price of $29.94 per share, the closing price of the Company's non-voting Common Stock on the date of grant. The grants were adjusted to 2,183 options for each director in September 1999, as a result of the discontinuance and conversion of the Company's class of non-voting stock to voting Common Stock. The options become fully vested on the first anniversary of the grant.

        Non-Employee Directors have the option to receive performance shares in lieu of their annual retainer (including the stock portion) and meeting fees. A performance share is a hypothetical share of Common Stock of the Company based upon the fair market value of the Common Stock at the time of the grant. Performance shares are not transferable and are subject to forfeiture unless held until the director ceases to be a director by reason of retirement, death, or disability. Upon such an event, the Company will issue cash or shares of Common Stock in an amount equal to the value of the performance shares.

        All such stock, options and performance shares are issued pursuant to the Flexible Stock Plan for Directors, which was adopted effective January 1, 1997. Performance shares granted prior to such time were issued under the Phantom Stock Plan for Directors.

       COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of March 31, 2000, certain stock ownership information with respect to: 1) each person known to the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, and 2) certain information with respect to the ownership of Common Stock by (i) each director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors, nominees, and executive officers as a group.


                                                            AMOUNT AND NATURE OF                 PERCENT
                    BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP                OF CLASS
                    ----------------                        --------------------                --------
PRINCIPAL SHAREHOLDER:
Metropolitan Life Insurance Company                                   28,915,939(1)
One Madison Avenue                                                                                 57.9%
New York, New York 10010
Wellington Management Company, LLP                                     3,940,601(2)
75 State Street                                                                                     7.9%
Boston, Massachusetts 02109
DIRECTORS, NOMINEES AND NAMED EXECUTIVE OFFICERS:
A. Greig Woodring, Director, President, and Chief                        203,898(3)                    *
    Executive Officer (1)
J. Cliff Eason, Director                                                   8,933(4)                    *
Bernard A. Edison, Director                                               34,073(5)                    *
Stuart Greenbaum, Director                                                 7,131(4)                    *
Richard A. Liddy, Chairman (1)                                           116,645(6)                    *
William A. Peck, Director                                                  7,358(4)                    *
William P. Stiritz, Director (1)                                         410,373(7)                    *
H. Edwin Trusheim, Director (1)                                           18,433(4)                    *
John H. Tweedie, Director (1)                                                    0                     *
David B. Atkinson, Executive Vice President and Chief                    239,234(8)                    *
    Operating Officer

                                                            AMOUNT AND NATURE OF                 PERCENT
                    BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP                OF CLASS
                    ----------------                        --------------------                --------
Jack B. Lay, Executive Vice President and Chief                          40,857(10)                    *
    Financial Officer
Andre St-Amour, President, RGA Life Reinsurance Company                  36,414(11)                    *
    of Canada
Graham Watson, Executive Vice President and Chief                        25,787(12)                    *
    Marketing Officer
All directors and executive officers                                  1,328,241(13)                 2.7%
    as a group (22 persons)


*       Less than one percent.

(1) On November 23, 1999, Metropolitan Life Insurance Company ("MetLife") purchased 4,784,689 shares of RGA Common Stock through a private placement. On January 6, 2000, MetLife indirectly acquired shared voting and investment power of an additional 24,131,250 shares through its acquisition of GenAmerica Corporation. Shares beneficially owned by GenAmerica Corporation were held by Equity Intermediary Company, a wholly-owned subsidiary of General American Life Insurance Company ("General American"). General American is a wholly-owned subsidiary of GenAmerica Corporation, which is now a wholly-owned subsidiary of MetLife. Mr. Liddy is also a director and executive officer of GenAmerica Corporation and General American, an executive officer of MetLife, and serves on MetLife's Executive Committee. Mr. Woodring is an executive officer of General American. Messrs. Edison, Stiritz, and Trusheim are directors of GenAmerica Corporation and General American. Messrs. Tweedie and Lennon and Ms. Weiss are executive officers of MetLife. These individuals disclaim beneficial ownership of the shares beneficially owned by MetLife.
(2) Wellington Management Company, LLP is an investment adviser. Shares are owned of record by its clients, none of whom is known to have voting or dispositive power for 5 percent or more of the Company's outstanding shares. Wellington Management has shared voting power of 3,360,759 shares and shared dispositive power of 3,905,601 shares.

(3) Includes 159,781 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 15,000 shares of restricted Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Woodring has no investment power.
(4) Includes 6,683 shares of Common Stock subject to stock options that are exercisable within 60 days.
(5) Includes 6,683 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 5,820 shares that are owned by Mr. Edison's spouse and over which he has no voting or investment power and for which he disclaims beneficial ownership. Also includes 2,910 shares that are held in trust for the benefit of Mr. Edison's son and for which he is co-trustee together with his son, with shared voting and investment power and for which he disclaims beneficial ownership. Also includes 2,910 shares owned by a general partnership in which Mr. Edison holds an ownership interest, and for which he has shared voting and investment power and he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(6) Includes 90,562 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 26,083 shares of Common Stock held in a joint account with Mr. Liddy's wife, an account over which he has shared voting and investment power.
(7) Includes 6,683 shares of Common Stock subject to stock options that are exercisable within 60 days. Also includes 137,490 shares owned by his wife and children over which Mr. Stiritz has no investment or voting power and of which he disclaims beneficial ownership.
(8) Includes 109,741 shares of Common Stock subject to stock options that are exercisable within 60 days and 2,250 shares held by Mr. Atkinson's children. Also includes 6,548 restricted shares of Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Atkinson has no investment power.
(10) Includes 32,509 shares of Common Stock subject to stock options that are exercisable within 60 days and 1,800 shares jointly owned with Mr. Lay's spouse. Also includes 6,548 restricted shares of Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which Mr. Lay has no investment power
(11) Includes 31,164 shares of Common Stock subject to stock options that are exercisable within 60 days.
(12) Includes 18,800 shares of Common Stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest.
(13) Includes a total of 724,711 shares of Common Stock subject to stock options that are exercisable within 60 days; 28,096 shares of restricted Common Stock that are subject to forfeiture in accordance with the terms of the specific grant, as to which the individual has no investment power; and shares for which ownership has been disclaimed as described above.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors, executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4, and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons, the Company believes that all its directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Company's Compensation Committee, composed of five non-employee directors, oversees the compensation policies of the Company's operating subsidiaries (RGA is a holding company with no employees). RGA Reinsurance Company ("RGA Re"), a wholly-owned subsidiary of the Company, employs all of the Company's salaried executive officers except for Andre St-Amour, who is employed by RGA Life Reinsurance Company of Canada, and Graham Watson and Paul Nitsou, who are employed by RGA International Ltd. Two of the Company's executive officers (Richard A. Liddy and James E. Sherman) are employed by GenAmerica Management Corporation and are not compensated by the Company.

BASE SALARIES

        The Company has eleven salaried executive officers. In forming its recommendations on the overall salary program for executive officers, the Compensation Committee has from time to time engaged an independent consulting firm to determine how the Company's executive compensation compares to that of other publicly held insurance and reinsurance companies. In January 1999, the Compensation Committee retained an independent consultant to undertake an extensive review of executives' total compensation as compared to their counterparts at comparable companies. Base salary ranges established for the Company's executive group were found to be generally competitive, with the exception of the CEO, COO and CFO. The Committee approved salary increases for the executive group that averaged 4.0% (excluding promotional increases), except for the CEO, COO, and CFO, who received salary increases ranging from 14.6% to 22.7%.

        Recognizing the rapid growth of the Company and the level of responsibility Mr. Woodring has assumed, the Committee adopted the consultant's recommendations regarding an appropriate salary range for Mr. Woodring. The Committee approved a 22.7% salary increase for Mr. Woodring, bringing his base pay to $460,000 for 1999. Increases to both the COO's and CFO's salaries approved by the Committee are intended to bring compensation to a more appropriate level for those positions, based on market data.

         Management Incentive Plan

         All of the Company's salaried executive officers participate in the Management Incentive Plan ("MIP"), which provides incentive compensation based on a participant's individual performance as well as the division's and the Company's achievements. Company results are based on consolidated revenues and operating earnings (net income less realized capital gains and losses) per share; divisional results are based on the division's revenues and operating earnings. Based on these criteria, the Committee approves a schedule of specific incentives set for each participant, with a threshold of performance that must be met before any payment to the individual can be made, a target and a maximum. The Company's performance must meet a certain level before any awards under the MIP are made. Awards are based on a specified percentage of salary, which varies for each participant. A portion of each executive officer's total MIP award is paid in performance shares, rather than cash.

         In January 2000, the Committee determined the MIP awards for 1999. The Company exceeded its target for revenue growth in fiscal 1999, achieving a 20% increase over 1998, and met its threshold operating earnings per share level. Overall results were affected by capital losses related to the recapture of the funding agreement business. Based on these consolidated results, the average cash payout to executive officers was approximately 28.8% of salary. Mr. Woodring's MIP award, which is based solely on Company results for 1999, was $264,394 or approximately 59% of his salary for the year. The amount of Mr. Woodring's total MIP award includes the value of performance shares awarded under the Executive Performance Share Plan. The cash portion of Mr. Woodring's 1999 MIP award totaled $176,263, or approximately 39% of salary.

         Executive Performance Share Plan

         An average of approximately 32% of the MIP award for RGA executives is paid in the form of performance shares pursuant to the Executive Performance Share Plan. Each performance share represents the equivalent of one share of Common Stock. In the U.S. plan, performance shares vest in one-third increments on the last day of each of the three calendar years following the year in which they are granted. Performance shares in the Canadian plan vest 100% on December 15 of the third calendar year following the year in which they are granted. Payment from the U.S. plan with respect to vested performance shares may be made only in certain circumstances relating to termination of employment, or when the participant exercises stock options, or the value of the participant's vested performance shares exceeds 500% of his or her target bonus for the year. In the Canadian plan, performance shares must be paid upon vesting. Payment under both the U.S. and Canadian plans may be made in the form of cash or shares of Common Stock, as determined by the Committee. See "Executive Compensation - Option/Performance Share Grants in Last Fiscal Year."

        Normally, the value of each performance share will be the current fair market value of a share of the Company's Common Stock. By making part of the pay of the Company's top executives take this form, the Committee has sought to give these officers further incentives to increase the value of the Company. The Committee awarded performance shares for fiscal 1999 at the same time as MIP awards were made, in January 2000. The average payment in the form of performance shares to executive officers was approximately 13.6% of salary in 1999. Mr. Woodring received 3,800.72 performance shares for 1999, which were valued at $88,131 based on the market value of the Common Stock on the date of grant in January 2000.

        Profit Sharing Plan

         All employees of RGA Re who meet the eligibility requirements participate in the profit sharing plan. Awards represent a percentage of cash compensation based on the achievement by the Company of specified thresholds and targeted levels of growth in consolidated revenues and earnings per share. The targets and thresholds are the same as those established under the MIP. In addition to a guaranteed 2% match, participants in the Company's 401(k) plan are eligible to receive a discretionary match of up to 2% of compensation. In addition, all eligible employees are entitled to receive a profit sharing award ranging from 0% to 6% of compensation depending on whether the Company meets or exceeds its thresholds and targets, regardless of their 401(k) participation. A threshold of performance must be met before either the discretionary match or the profit sharing award can be made. The thresholds and targets for each year are established at the beginning of the year. A participant may elect to receive up to one-half of his profit sharing award in cash.

        In 1999, the Company exceeded its target for revenue growth, achieving a 20% increase over 1998, and met its threshold earnings per share level. Overall results were affected by capital losses related to the recapture of the funding agreement business. Based on these results, the Committee approved a discretionary match of 1% and a profit sharing award of 3%. The discretionary match and profit sharing awards for executives who participate in the Flexible Stock Plan and the MIP are reduced by one-half. Mr. Woodring, who participates in such programs, received a profit sharing award of $9,254 for 1999, representing approximately 1.48% of his salary and cash bonus for the year.

        Flexible Stock Option Plan

         The Committee has previously granted stock options pursuant to the Company's Flexible Stock Plan, which was established in 1993. The exercise price of each option granted prior to 1999 has been no less than the market price of the Common Stock on the date of grant. In 1999, options were granted at the price of the non-voting Common Stock on the date of grant. Each of these options was converted to .97 of an option for Common Stock when the non-voting Common Stock was converted to Common Stock in September 1999.

         In January 1999, the independent consultant presented results from its compensation survey that indicated the Company's stock option grant guidelines for one executive group should be updated. The Committee adopted the consultant's recommendation to modify the option grant guidelines for Senior Vice Presidents, increasing the salary multiple from 1.25 times salary to 1.5 times salary, to bring this group's compensation up to market levels. In accordance with grant guidelines, the Committee awarded a total of 206,620 options for non-voting Common Stock (200,444 options for Common Stock, after the conversion), including 130,165 to the Company's salaried executive officers (126,220 options for Common Stock, after the conversion). Mr. Woodring was awarded 26,042 options (25,261 options, post conversion). The criteria for determining individual option grants were the same as those used in 1998. The Committee also approved an award of 6,750 shares of restricted non-voting Common Stock for both the COO and CFO (6,548 shares, post conversion). These shares are not transferable for a period of ten years from the date of grant and will be forfeited in the event employment is terminated during that period. This restricted stock award was granted in recognition of the increasing importance of their contributions to the Company and to provide an additional long term incentive that is tied to the Company's performance.

        In January 2000, the Committee awarded a total of 455,017 options for Common Stock in accordance with grant guidelines and subject to Shareholders' approval of the Amendment to the Stock Option Plan (See Item 2 - Amendment to Stock Option Plan). The Company's salaried executive officers were granted 201,055 of these options , of which 49,596 were awarded to Mr. Woodring. The criteria for determining individual option grants were the same as those used in prior years.

        Stock options are intended to reflect management's involvement in the Company's performance and to encourage their continued contribution to the future of the Company. The Company views stock options as an important means of aligning the economic interests of management and shareholders.

         Executive Stock Ownership Guidelines

        In order to further align the interests of the Company's management and its shareholders, the Committee adopted executive stock ownership guidelines in October 1996. Since establishment of these guidelines, the Committee has separated the COO and CFO from the rest of the executive group in terms of compensation review and decided that the stock ownership guidelines should be updated to reflect that differentiation. The Committee replaced the three tier system with a new five tier program which provides that the market value of the Company's shares owned by the executives should be based on a multiple of the mid-point of the executive's salary range: the CEO (3 times), the COO (2.75 times), the CFO (2.5 times) the Executive Vice Presidents (2 times) and the Senior Vice Presidents (1 time). Although the guidelines are not mandatory, they are intended to increase Company stock ownership by executive officers, which, in addition to stock options, provides the officers with a direct economic interest in the Company.

        Section 162(m)

        The Committee endeavors to maximize the deductibility of compensation under Section 162(m) of the Internal Revenue Code while maintaining competitive compensation. In 1996, the Company's Board of Directors and shareholders adopted amendments to the Flexible Stock Plan, Executive Performance Share Plan and Management Incentive Plan, in each case, among other things, in order to comply with Section 162(m) with respect to certain awards.


                           THE COMPENSATION COMMITTEE

                           Bernard A. Edison, Chairman
      J. Cliff Eason                                     Stuart Greenbaum
      William A. Peck, M.D.                              William P. Stiritz



           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1999, the Compensation Committee was comprised of Messrs. Edison (Chairman), Eason, Greenbaum, Peck, and Stiritz. None of the members of the Compensation Committee have been an officer or employee of the Company or any of its subsidiaries. None of the Company's inside directors or officers serves on the compensation committee of another company of which a member of the Compensation Committee is an officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth certain summary information concerning the compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during 1999.

                           SUMMARY COMPENSATION TABLE


                                           ANNUAL COMPENSATION              LONG TERM COMPENSATION AWARDS
                                           -------------------              -----------------------------
                                                                                      SECURITIES       ALL OTHER
                                                                        RESTRICTED   UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY ($)(1)  BONUS ($)(2)(3)  STOCK($)(4)  OPTIONS(#)(5)      ($)(6)
---------------------------    ----     -------------  ---------------  -----------  -------------  ------------
A. Greig Woodring              1999         $446,923       $265,594            $--        25,261         $13,123
   President and Chief         1998          331,308        226,796        395,000        31,994          10,334
   Executive Officer           1997          291,600        194,407             --        36,900          11,871

David B. Atkinson              1999         $292,308       $154,912       $235,728        15,158         $14,071
   Executive Vice President    1998          245,385        106,715             --        18,798          12,527
   and Chief Operating         1997          216,962        106,311             --        19,800          12,581
   Officer

Jack B. Lay                    1999         $215,672        $69,247       $235,728        10,340          $9,987
   Executive Vice President    1998          190,493         77,398             --        14,003           9,395
   and Chief Financial         1997          163,466         78,909             --        15,300           8,818
   Officer

Andre St-Amour                 1999         $208,404       $104,190             --         9,810          $5,389
   President, RGA Life         1998          181,879        130,953             --        13,285           4,551
   Reinsurance Company of      1997          174,935        125,950             --        16,200           4,821
   Canada

Graham Watson(7)               1999         $223,506       $344,433             --        10,616          $5,389
   Executive Vice President    1998          194,435        405,427             --        14,355           4,551
   and Chief Marketing         1997          188,334        278,071             --        18,225           4,821
   Officer

-------------------------

(1) For Messrs. Woodring, Atkinson and Lay, includes any amounts deferred at the election of the executive officer under the RGA Re Executive Deferred Savings Plan. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in such plan. Amounts for Mr. St-Amour include amounts deferred under the Retirement Plan of RGA Life Reinsurance Company of Canada.
(2) Includes for all named executive officers, cash bonuses earned for each year (including any bonus deferred at the election of the executive officer) under the Management Incentive Plan, which bonus totaled $176,263 for Mr. Woodring, $107,598 for Mr. Atkinson, $46,783 for Mr. Lay, $71,631 for Mr. St-Amour and $64,642 for Mr. Watson for 1999. Also includes amounts paid in cash or deferred at the officer's election each year under the RGA Re Profit Sharing Plan for Messrs. Woodring, Atkinson and Lay, which totaled $1,200 each for 1999, 1998 and 1997. The amounts shown for Mr. Watson for 1999, 1998 and 1997 also include (i) a Canadian production bonus of $234,639, $318,858, and $193,510, respectively (see "Other Employment Arrangements") and (ii) $15,769, $8,795 and $9,227, respectively, paid in lieu of an award under the RGA Re Profit Sharing Plan, in which Mr. Watson is not eligible to participate (see Note 7). Amounts shown for Messrs. Woodring, Atkinson and Lay for 1997 also include discretionary bonuses of $27,553, $18,326 and $12,323, respectively, paid by General American Life Insurance Company at the time of an initial public offering of one of its subsidiaries to reflect such persons' contributions to General American's consolidated operations.
(3) Includes, in 1999, 1998, and 1997, the value of the following number of performance shares awarded in January 2000, January 1999 and January 1998, respectively, pursuant to the Executive Performance Share Plan based on the closing price of the Common Stock on the date of award: Mr. Woodring - 3,801, 1,275, and 1,887 performance shares; Mr. Atkinson - 1,989, 732, and 1,030 performance shares; Mr. Lay - 917, 546 and 775 performance shares; Mr. St-Amour - 1,404, 864, and 1,494 performance shares; and Mr. Watson - 1,267, 558 and 894 performance shares. For information regarding performance shares, see "Compensation Committee Report on Executive Compensation" and "Option/Performance Share Grants in Last Fiscal Year."
(4) As of December 31, 1998 and December 31, 1999 the value of Mr. Woodring's 15,000 shares of restricted Common Stock was $700,000 and $416,250, respectively. Dividends are paid on restricted stock. On January 1, 1999, Messrs. Atkinson and Lay were each granted 6,750 restricted shares of non-voting Common Stock. The non-voting Common Stock was discontinued and each share converted to .97 of voting Common Stock. Post conversion, Messrs. Atkinson and Lay each own 6,548 restricted shares, the value of which was $181,707 as of December 31, 1999.

(5) See "Option/Performance Share Grants in Last Fiscal Year." Options were granted in 1999 for shares of non-voting Common Stock, now discontinued and converted to voting Common Stock. Option totals for 1999 have been adjusted for the .97 stock conversion effective in September 1999.
(6) For Messrs. Woodring, Atkinson and Lay, amounts represent contributions made by RGA Re in 1999, 1998, and 1997 to the officers' accounts in the RGA Re Profit Sharing Plan and the RGA Re Augmented Benefit Plan. Amounts for Messrs. St-Amour and Watson represent contributions made to their accounts by RGA Canada under its Retirement Plan.
(7) Mr. Watson is a majority owner and Chairman of Intercedent Limited, which receives a portion of payments made by the Company to Intercedent Reinsurance Holdings Limited for certain marketing services. See "Certain Relationships and Related Transactions."

OPTION/PERFORMANCE SHARE GRANTS IN LAST FISCAL YEAR

        The Company has a Flexible Stock Plan, which provides for the award of various types of benefits, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, as well as cash awards. The Company also has an Executive Performance Share Plan that provides for the award of performance shares. The following table sets forth certain information concerning options and performance shares granted to the named executive officers pursuant to the Flexible Stock Plan and the Executive Performance Share Plan during 1999. Option and performance share totals have been adjusted to give effect to the conversion of each share of the Company's non-voting Common Stock to .97 share of voting Common Stock in September 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS


                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                          NUMBER OF SECURITIES      % OF TOTAL                                 OF STOCK PRICE APPRECIATION
                               UNDERLYING           GRANTED TO    EXERCISE OR                      FOR OPTION TERM (4)
                                OPTIONS            EMPLOYEES IN    BASE PRICE   EXPIRATION     ---------------------------
NAME                       GRANTED (#)(1)(2)       FISCAL YEAR     ($/SH)(3)      DATE             5% ($)        10% ($)
----                     ---------------------     -----------    -----------   ----------     -----------    ------------
A. Greig Woodring       25,261 options                 13 %          $36.00      1/1/2009       $571,914      $1,449,343
                          3,801 performance            16%           $23.19        N/A          $143,564        $228,601
                        shares

David B. Atkinson       15,158 options                  8%           $36.00      1/1/2009       $343,180        $869,686
                          1,989 performance             9%           $23.19        N/A           $75,125        $119,623
                        shares
                        10,340 options
Jack B. Lay                  917 performance            5%           $36.00      1/1/2009       $234,100        $593,255
                        shares                          4%           $23.19        N/A           $34,635         $55,151

Andre St-Amour          9,810 options                   5%           $36.00      1/1/2009       $222,100        $562,846
                        1,404 performance shares        6%           $23.19        N/A           $53,029         $84,440

Graham Watson           10,616 options                  5%           $36.00     1/1/2009        $240,348        $609,090
                        1,267 performance shares        5%           $23.19        N/A           $47,855         $76,200

----------------------------

(1) The options become exercisable in 20% increments on each of January 1, 2000, 2001, 2002, 2003 and 2004. Vesting will be accelerated upon the officer's death or disability and upon a change in control of the Company (as such terms are defined in the Flexible Stock Plan and option agreements). All stock option grants were approved in January 1999. The Company granted additional stock options to each of the named executive officers in January 2000, which options are not reflected in the table.
(2) Performance share grants shown were approved in January 2000, but are included as 1999 grants because they comprise a part of the officers' 1999 bonus. See "Compensation Committee Report on Executive Compensation." Each performance share represents the equivalent of one share of Common Stock. Payment with respect to vested performance shares is made in the form of cash or shares of Common Stock, as determined by the Compensation
     Committee: (i) 24 months after termination of employment; (ii) immediately upon termination of employment if termination is as a result of death, disability, or retirement or within six months of a change in control (as such terms are defined in the Executive Performance Share Plan); (iii) when the participant exercises stock options, at the participant's election; or
     (iv) after the last day of any calendar year in which the value of the participant's vested performance shares exceeds 500% of his target bonus payable with respect to that year under the MIP. Performance shares awarded to Messrs. Woodring, Atkinson and Lay vest in one-third increments on each of December 31, 2000, 2001, and 2002 and performance shares awarded to Messrs. St-Amour and Watson, who are Canadian citizens, vest in full on December 15, 2002.
(3) For stock options, amount represents the exercise price per share of Common Stock, which is the closing price of the Common Stock on the date of grant. For performance shares, amount represents the closing price of the Common Stock on the date of award.

(4) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

AGGREGATED OPTION/PERFORMANCE SHARE EXERCISES AND YEAR-END OPTION/PERFORMANCE SHARE VALUES

        The table below provides certain information for each of the named executive officers concerning exercises of options during 1999 and the value of unexercised options at December 31, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                          SHARES ACQUIRED ON       VALUE            UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                             EXERCISE (#)       REALIZED($)       OPTIONS AT DECEMBER 1999(1)        AT 12/31/99(2)

   NAME                                                           EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
   ----                                                           -------------------------     -------------------------
   A. Greig Woodring      0 options                   $0               159,781/116,908 options   $ 1,355,622/$1,111,747
                          0 performance shares        $0       18,711/1,492 performance shares         $519,230/$41,403


   David B. Atkinson      0 options                   $0                109,741/65,695 options       $ 904,747/$608,842
                          0 performance shares        $0        11,175/838  performance shares         $310,106/$23,255


   Jack B. Lay            0 options                   $0                 32,509/30,331 options        $319,698/$174,669
                          0 performance shares        $0          8,414/628 performance shares         $233,489/$17,427

   Andre St-Amour         2,000 options            $57,031               31,194/32,608 options        $300,158/$219,776
                          2,001 performance        $55,527          0/2,383 performance shares               $0/$66,128
                          shares

   Graham Watson          0 options                   $0                 18,800/24,396 options          $89,843/$66,676
                          1,813 performance        $50,310          0/1,467 performance shares             $  0/$40,709
                          shares

---------------------

(1) The Company granted stock options to senior management, including each of the named executive officers, in January 2000. The 2000 options, which are not currently exercisable, are not reflected in the table. Although exercisable, performance shares can be paid out only in certain limited circumstances. See "-Option/Performance Share Grants in Last Fiscal Year." Performance shares include dividend equivalent rights that are payable in performance shares and vest in proportion to the performance shares to which they relate. The number of performance shares has been rounded to the nearest whole share.
(2) In the case of stock options, represents the difference between the December 31, 1999 closing price of the Company's Common Stock ($27.75) and the exercise price of the option multiplied by the number of shares underlying the option. In the case of performance shares, value represents the December 31, 1999 closing price multiplied by the number of performance shares.

RETIREMENT PLANS

        Certain of the Company's employees participate in the GenAmerica Corporation Pension Plan and Trust (the "Pension Plan"), a qualified multiple employer plan defined benefit plan. Certain of the Company's employees also participate in the RGA Re Augmented Plan (the "RGA Augmented Plan"), a non-qualified defined benefit plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan due to Internal Revenue Code limits on the amount of benefits that may be paid under the Pension Plan.

        The following table shows the annual benefits payable upon retirement at age 65 for various remuneration and years of service combinations under the Pension Plan and the RGA Augmented Plan as of January 1, 2000.

                       PENSION PLAN AND RGA AUGMENTED PLAN


                                YEARS OF SERVICE


             REMUNERATION          5            10            15           20           25            30           35
             ------------          -            --            --           --           --            --           --
               $ 100,000         $ 7,359     $ 14,719     $ 22,078      $ 29,437     $ 36,796     $ 44,156     $ 82,845

                 125,000           9,484       18,969       28,453        37,937       47,421       57,488       69,094

                 150,000          11,609       23,219       34,828        46,437       58,046       71,415       85,343

                 175,000          13,734       27,469       41,203        54,937       69,094       85,343      101,591

                 200,000          15,859       31,719       47,578        63,437       80,700       99,270      117,840

                 225,000          17,984       35,969       53,953        71,937       92,306      113,198      134,089

                 250,000          20,109       40,219       60,328        80,700      103,913      127,125      150,338

                 275,000          22,234       44,469       66,703        89,985      115,519      141,053      166,586

                 300,000          24,359       48,719       73,078        99,270      127,125      154,980      182,835

                 325,000          26,484       52,969       79,453       108,555      138,731      168,908      199,084

                350,000           28,609       57,219       85,828       117,840      150,338      182,835      215,333

                375,000           30,734       61,469       92,306       127,125      161,944      196,763      231,581

                400,000           32,859       65,719       99,270       136,410      173,550      210,690      247,830


        Messrs. Woodring, Atkinson and Lay participate in the Pension Plan and the RGA Augmented Plan and have been credited with the following years of service under such plans: Mr. Woodring, 20 years; Mr. Atkinson, 12 years; and Mr. Lay, 8 years. Remuneration under the Pension Plan and the RGA Augmented Plan is the highest average Benefit Salary for five consecutive years during the preceding 10 years, where "Benefit Salary" for a given year means an officer's base salary for such year plus the average bonus awarded such officer under the RGA Management Incentive Plan for the preceding three years. The current remuneration covered by the plans for each of the participating named executives is: for Mr. Woodring, $446,364; for Mr. Atkinson, $284,496; and for Mr. Lay, $215,921. Messrs. St-Amour and Watson, as non-U.S. citizens, are not eligible to participate in the Pension Plan or the RGA Augmented Plan. Mr. St-Amour and Mr. Watson participate in pension plans sponsored by the governments of Quebec and Canada, respectively.

        Until January 1, 1994, the Company also maintained an Executive Supplemental Retirement Plan (the "RGA Supplemental Plan"), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the RGA Supplemental Plan were frozen as of January 1, 1994. At such time, the participating named executive officers had been credited with the following years of service under the plan: Mr. Woodring, 8 years; and Mr. Atkinson, 3 years. Remuneration under the RGA Supplemental Plan was the highest average Benefit Salary for three consecutive years during the preceding five years. The remuneration covered by the plan is $229,492 for Mr. Woodring and $145,407 for Mr. Atkinson.

        Combined retirement benefits under the Pension Plan and the RGA Augmented Plan are payable at age 65 in a single life annuity using an "excess plan" formula as generally described in Section 401(1) of the Internal Revenue Code of 1986. Certain plan participants are eligible to receive benefits calculated using a minimum benefit formula that provides for a direct offset of a portion of the applicable Social Security Primary Insurance Amount.

        Retirement benefits under the RGA Supplemental Plan are payable at age 65 in the form of a 15 year certain and life annuity, with no direct or indirect integration with Social Security benefits.

        Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

OTHER EMPLOYMENT ARRANGEMENTS

         None of the Company's executive officers is subject to a written employment agreement, except for Mr. St-Amour. Mr. St-Amour is employed as the President and Chief Operating Officer of RGA Canada pursuant to an employment agreement dated April 6, 1992. The agreement provides, among other things, that Mr. St-Amour will receive minimum gross compensation of $162,500 (Canadian), adjusted annually based on the Consumer Price Index. If RGA Canada terminates Mr. St-Amour's employment without cause, he will be entitled to receive severance of twelve months' gross compensation. Mr. St-Amour is also subject to certain confidentiality and non-solicitation provisions, which survive for two years and one year, respectively, following termination of the agreement.

        The Company has agreed to pay Mr. Watson a production bonus equal to 2.5 cents per $1,000 of new business generated through the Company's Canadian subsidiaries. Pursuant to a marketing agreement, the bonus was originally paid to Intercedent Limited, a consulting firm that employed Mr. Watson. Mr. Watson became an employee of a subsidiary of the Company on April 1, 1996 and the Canadian production bonus has been paid directly to Mr. Watson since that time. See "Certain Relationships and Related Transactions."

         Mr. Woodring serves on the General American cabinet as an advisor to General American's top management and therefore participates in the General American Long-Term Incentive Plan. Mr. Woodring is eligible to receive cash incentive awards pursuant to this plan based on General American's achievement of certain consolidated performance targets over three-year periods. The amount of incentive payments, if any, represents a percentage of Mr. Woodring's RGA salary at the beginning of the relevant period. The percentage varies depending on the extent to which General American's performance targets are met or exceeded. Payment of one-third of any awards will be deferred under the General American Executive Deferred Savings Plan until Mr. Woodring's retirement at age
65. Amounts deferred are subject to a five-year vesting schedule and certain other conditions. Mr. Woodring received $44,821 (one-third of which was deferred) for the three year period ending December 31, 1999. All payments under the plan are made by General American.

                                PERFORMANCE GRAPH

         Set forth below is a graph for the Company's Common Stock for the period beginning December 31, 1994 and ending December 31, 1999. It also includes data for the discontinued class of non-voting Common Stock, which was issued June 4, 1998, then converted to voting Common Stock as of September 14, 1999. The graph compares the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor's 500 Stock Index and the Standard & Poor's Insurance (Life/Health) Index. The indices are included for comparative purposes only. They do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's Common Stock, and are not intended to forecast or be indicative of future performance of the Common Stock.



Reinsurance Group Amer Inc (RGA)

                                                                        CUMULATIVE TOTAL RETURN
                                                         --------------------------------------------------------
                                                         12/94   3/95   6/95   9/95   12/95   3/96   6/96   9/96
REINSURANCE GROUP OF AMERICA, INCORPORATED                100     74     78     96      100    100    103    121
REINSURANCE GROUP OF AMERICA, INCORPORATED CLASS A
 (discontinued and converted to voting Common Stock,
 Sept. 14, 1999)
S&P 500                                                   100    110    120    130      138    145    151    156
S&P INSURANCE (LIFE/HEALTH)                               100    117    118    134      144    151    148    154



Reinsurance Group Amer Inc (RGA)

                                                                        CUMULATIVE TOTAL RETURN
                                                         -----------------------------------------------------------
                                                          12/96   3/97   6/97   9/97   12/97   3/98   6/4/98   6/98
REINSURANCE GROUP OF AMERICA, INCORPORATED                  130    134     159    169    177     208             246
REINSURANCE GROUP OF AMERICA, INCORPORATED CLASS A
 (discontinued and converted to voting Common Stock,
 Sept. 14, 1999)                                                                                        100      164
S&P 500                                                     169    174     204    219    226     257             266
S&P INSURANCE (LIFE/HEALTH)                                 175    186     214    220    219     250             235


Reinsurance Group Amer Inc (RGA)

                                                                        CUMULATIVE TOTAL RETURN
                                                        ----------------------------------------------------
                                                         9/98   12/98   3/99   6/99   9/14/99   9/99   12/99
REINSURANCE GROUP OF AMERICA, INCORPORATED                 246    292    267    221               161    175
REINSURANCE GROUP OF AMERICA, INCORPORATED CLASS A
 (discontinued and converted to voting Common Stock,
 Sept. 14, 1999)                                           165    194    163    163      132
S&P 500                                                    239    290    305    326               306    351
S&P INSURANCE (LIFE/HEALTH)                                196    232    226    236               179    199

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company was incorporated in December 1992, at which time it was owned 100% by General American Life Insurance Company ("General American"). In May 1993, the Company completed an initial public offering of its Common Stock (the "IPO"). General American retains beneficial ownership of approximately 48% of the Company's outstanding stock. In November 1999, Metropolitan Life Insurance Company ("MetLife") acquired beneficial ownership of approximately 9% of the Company's outstanding stock in a private placement. Subsequently, on January 6, 2000, MetLife purchased 100% of GenAmerica Corporation, including its wholly-owned subsidiary, General American and the shares of the Company's stock beneficially owned by General American. This purchase brought MetLife's beneficial ownership of the Company's outstanding shares to its current level of approximately 58%.

         RGA was organized as a Missouri corporation in 1992 to serve as a holding company for reinsurance operations formerly conducted by General American through its reinsurance division. RGA Re and its predecessor, the reinsurance division of General American, have been engaged in the business of life reinsurance since 1973. Initially, all reinsurance agreements were with General American, which retroceded to RGA Re in 1993 all of its U.S. life reinsurance pursuant to a written agreement (the "General American Retrocession Agreement"). Since the IPO, substantially all reinsurance agreements between General American and the underlying ceding companies have been transferred to RGA Re. Additionally, RGA Re has established its own client base and assumes reinsurance directly.

         The Company beneficially owns 100% of RGA Life Reinsurance Company of Canada ("RGA Canada"). RGA Canada directly reinsures or administers all of the Company's Canadian reinsurance business. Amounts in excess of RGA Canada's retention limit are retroceded to General American pursuant to a retrocession agreement and then retroceded by General American to RGA Re.

         General American and RGA Re entered into a marketing agreement effective January 1, 1993 whereby General American agreed to amend and terminate its existing assumed and retroceded reinsurance agreements pursuant to the Retrocession Agreements only at the direction of RGA Reinsurance, thus giving RGA Reinsurance the contractual right to direct future changes to existing reinsurance agreements. In consideration of its services under the marketing agreement and in recognition of its liability under the reinsurance agreements retroceded to RGA Re pursuant to the General American Retrocession Agreement, General American charges RGA Re an annual amount, payable in quarterly installments, equal to 0.25% of specified policy-related liabilities that are associated with existing and future treaties written by General American for the benefit of RGA Re. The specified policy-related liabilities on which the marketing fee is based consist of gross reserves for reinsurance assumed by General American plus gross policy and contract claim liabilities related thereto, less (i) reserve credits taken for reinsurance retroceded, (ii) the reinsurance-retroceded component of policy and contract claims, and (iii) total policy loans outstanding for reinsurance assumed by General American, as such items are reflected on the statutory financial statements. The Company paid General American approximately $77,000 for its services under the marketing agreement in 1999. The marketing agreement expired on January 1, 2000 and the Company is currently in the process of extending the agreement to December 31, 2000. Existing reinsurance agreements executed pursuant to the marketing agreement will continue, but due to the expiration of the marketing agreement, General American is no longer obligated to assume reinsurance business on the Company's behalf. In addition, General American is no longer precluded from competing with the Company. The management of General American, however, has indicated that it has no current plans to compete with RGA Reinsurance. Although primary insurers must look to General American for payment in the first instance with respect to existing reinsurance business written through General American, the Company will be ultimately liable to General American with respect to such reinsurance

         Under two administrative services agreements entered into as of January 1, 1993, General American has agreed to provide RGA and RGA Re, at their request, certain management and administrative services, such as legal, treasury, employee benefit, payroll and personnel services. RGA and RGA Re pay General American a monthly fee based on General American's actual cost, computed in accordance with General American's current cost accounting system. Each agreement is terminable by either party on 90 days' written notice. General American has agreed to provide similar services to RGA Canada pursuant to a management agreement effective January 1, 1993. The cost of services provided by General American under these agreements in 1999 was approximately $2,236,000.

         Conning Asset Management Company ("Conning"), a wholly-owned subsidiary of Conning Corporation which, in turn, is a majority-owned subsidiary of General American, manages certain investment portfolios of RGA, RGA Re, RGA Canada, RGA Australian Holdings, Pty, Limited and RGA Reinsurance Company (Barbados) Ltd. and services commercial mortgages on behalf of RGA Re under separate investment advisory agreements. The Company incurred costs of approximately $2,790,000 for investment advisory services in 1999. As part of its investment advisory services, Conning also originates commercial mortgages on behalf of RGA Re. Conning generally receives a fee associated with the origination of such loans in the amount of 1% of the loan balance, which is paid by the borrower. Separate from the investment advisory agreements, Conning also manages a series of private investment funds in which RGA has invested from time to time. Conning receives a management fee and a specified percentage of the funds' net gains, which are paid by the funds. RGA's investments in such funds totaled approximately $6,373,000 as of December 31, 1999.

         Until September 1999, the Company conducted its business primarily from premises leased by RGA Re from General American. RGA Re made rental payments to General American principally for office space and equipment of approximately $1,125,000 in 1999. In September 1999, the Company leased space from a joint venture formed by Conning and The Pauls Corporation. The current monthly payment for rent and operating expenses is approximately $192,000.

         The Company has direct policies and reinsurance agreements with General American and certain of its subsidiaries. These agreements are terminable by either party on 90 days' written notice with respect to new business only. The Company reflected earned gross premiums pursuant to these agreements of approximately $22,440,000 in 1999. The earned premiums reflect the net of business assumed from and ceded to General American and its subsidiaries. Until September 30, 1999, the Company reinsured a block of funding agreement business from General American. General American recaptured the entire block of business during the month of September. In the second quarter of 1997, the Company entered into an annuity reinsurance transaction with Cova Financial Services Life Insurance Company ("Cova"), a subsidiary of General American. On December 1, 1999, Cova recaptured the entire block of annuities it had reinsured with the Company.

         The Company has reinsurance agreements with MetLife and certain of its subsidiaries. Under these agreements, the Company reflected earned premiums of approximately $107.9 million, $113.2 million and $62.4 million in 1999, 1998 and 1997, respectively. The earned premiums reflect the net of business assumed from and ceded to MetLife and its subsidiaries. The pre-tax gain on this business was approximately $12.2 million, $12.8 million and $11.6 million in 1999, 1998 and 1997, respectively.

          Pursuant to a marketing agreement, the Company utilized the services of Insource Limited and its predecessor ("Insource") to conduct certain marketing-related services in particular geographic regions until December 1, 1996. Graham Watson, an executive officer of the Company and an officer and director of certain of the Company's subsidiaries, is non-executive Chairman of and has an approximate 75% equity interest in Intercedent Limited which owns approximately 50% of the non-voting special shares of Insource. Intercedent Limited is entitled to receive up to 50% of Insource's revenues relating to business generated on behalf of the Company. The Company paid Insource approximately $281,000 during 1999 pursuant to this agreement. The agreement was terminated with respect to new business effective December 31, 1996, although the Company continues to pay for certain business generated prior to such date. In addition, prior to April 1, 1996, the Company paid

Intercedent Limited a production bonus based on premiums generated through its Canadian subsidiaries. Since April 1, 1996, this bonus is paid directly to Mr. Watson. See "Executive Compensation - Summary Compensation Table."

                  ITEM 2 - AMENDMENT TO THE FLEXIBLE STOCK PLAN

         The second item to be acted upon at the Annual Meeting is a proposal to amend the Company's Flexible Stock Option Plan ("Plan") in order to increase the number of shares under the Plan for which options, performance shares and other stock-based awards are granted.

         The Plan provides for the grant of stock options and other stock-based awards to officers and key employees of the Company and its subsidiaries. Under the Plan, a maximum of 1,986,564 shares are presently authorized for issuance from treasury stock or authorized but unissued shares. Currently, 373,525 shares are available for future grants. The amended Plan increases the total number of shares authorized for issuance by 1,500,000, for a total of 3,486,564. Under the Plan, the number of authorized shares is increased each year by 5%, effective each January 1.

         The Board of Directors believes that the increase in the number of shares authorized for issuance under the amended Plan is appropriate and will enhance the ability of the Company to continue to reward and provide incentives to its key employees as well as to attract and retain qualified individuals as employees of the Company. The total number of shares authorized for issuance, if ultimately issued, would represent approximately 4% of the Company's current shares outstanding under the current Plan and approximately 7% under the amended Plan.

DESCRIPTION OF THE PLAN

         The Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which consists of five outside directors of the Company. The Committee, by majority action, is authorized to determine the individuals to whom the benefits will be granted, the type and amount of such benefits and the terms of the benefit grants, as well as to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan to the extent not contrary to the provisions of the Plan. The Committee makes its determinations under the Plan based upon the recommendations of the Chief Executive Officer and management of the Company, information made available to the Committee and the Committee's judgment as to the best interests of the Company and its shareholders.

         Under the terms of the Plan, Participants, which may include employees of the Company and its subsidiaries, employees and owners of entities which have a direct or indirect ownership interest in the Company or in which the Company has a direct or indirect ownership interest, individuals who are employed by or owners of client companies or suppliers of the Company and individuals who are employed by or owners of companies that render services to the Company, as determined in the Committee's sole discretion, are eligible to receive: (a) stock options exercisable into shares of the Company's Common Stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended; (b) stock appreciation rights; (c) restricted shares of the Company's Common Stock; and (d) performance shares. As provided in the Plan, the Committee has complete discretion to determine the type and number of benefits granted to any Participant and the terms and conditions that attach to each grant. Such terms and conditions are not necessarily uniform among different Participants. The receipt by a Participant of one type of grant under the Plan does not entitle the Participant to receipt of any other type of grant.

         Stock Options. The Committee may grant stock options, which entitle the Participant to purchase the Company's Common Stock at a price established by the Committee, and that price will not be less than the Fair Market Value of the Company's Common Stock on the date of the grant. "Fair Market Value" means the closing price of shares on the New York Stock Exchange on a given date. The Committee determines the term of the stock options, including the times and conditions under which the options become exercisable. Options under the Plan must be granted before July 1, 2008. The maximum number of shares with respect to which options may be granted to any participant in any one year period may not exceed 200,000 shares.

         Stock Appreciation Rights ("SARs"). The Committee may grant SARs, which gives the Participant a right to receive payment in an amount equal to the appreciation, if any, in the Fair Market Value of a share from the date of the grant to the date of its payment. Such payment is made in cash, in Common Stock or in any combination of cash and Common Stock, as the Committee may determine. The maximum number of SARs that may be granted to any participant in any one year period is 15,000.

         Restricted Stock. The Committee may grant benefits under the Plan in the form of Restricted Stock. Shares of Restricted Stock are issued and delivered at the time of the grant but are subject to forfeiture as provided in the grantee's individual agreement. The grantee is entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant, but cannot transfer such shares until all restrictions have been satisfied. Grants are made at a per share cost equal to the par value.

         Performance Shares. Performance Shares are the right of an individual to whom a grant of such shares is made to receive shares or cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. Generally, such right is based upon the attainment of targeted profit and/or performance objectives.

         The Plan is to remain in effect until it is terminated by the Board of Directors. The Board, in its sole discretion, may terminate the Plan at any time and from time to time may amend or modify the Plan, subject to prior shareholder approval when required under Rule 16b-3 of the Securites Exchange Act of 1934 or other applicable regulation or under the terms of the Plan. No amendment, modification or termination of the Plan will adversely affect a Participant's right to any benefit granted under the Plan prior to such amendment or termination.

FEDERAL INCOME TAX CONSEQUENCES

         No income will be realized by a participating officer or employee on the grant of a stock option or upon the award of restricted stock, and the Company will not be entitled to a deduction at such time. If a Participant exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the Participant at the time of exercise. The Company will not be entitled to a deduction by reason of the exercise.

         If a Participant disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the Participant will realize ordinary income at the time of disposition which will equal the excess, if any, of the lesser of (a) the amount realized on the disposition, or (b) the Fair Market Value of the shares on the date of exercise, over the Participant's basis in the shares. The Company generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

         Upon the exercise of a non-qualified option, the excess, if any, of the Fair Market Value of the stock on the date of exercise over the purchase price is ordinary income to the holder as of the date of exercise. The Company generally will be entitled to a deduction equal to such excess amount in the year of exercise.

         Subject to a voluntary election by the Participant under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), a Participant will realize income as a result of the award of restricted stock at the time the restrictions expire on such shares. An election pursuant to Section 83(b) of the Code would have the effect of causing the Participant to realize income in the year in which such award was granted. The amount of income realized will be the difference between the Fair Market Value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares. The Company generally will be entitled to a deduction equal to the income realized in the year in which the Participant is required to report such income.

         An employee will realize income as a result of a Performance Award at the time the award is issued or paid. The amount of income realized by the Participant will be equal to the Fair Market Value of the shares on the date of issuance, in the case of a stock award, and to the amount of cash paid, in the event of a cash award. The Company will be entitled to a corresponding deduction equal to the income realized in the year of such issuance or payment.

         In January 2000, the Company's Compensation Committee awarded stock options as indicated in the following table, with a strike price of $23.1875, the closing price of the stock as of the date of the award. This option award is subject to Shareholders' approval of the proposed amendment to the Plan.


                           2000 STOCK OPTIONS GRANTED
                           FLEXIBLE STOCK OPTION PLAN


           NAME AND POSITION                                                   NUMBER OF OPTIONS
           -----------------                                                   -----------------
           A. Greig Woodring                                                              49,596
           President and CEO

           David B. Atkinson                                                              29,111
           Executive Vice President and Chief Operating Officer

           Jack B. Lay                                                                    18,976
           Executive Vice President and Chief Financial Officer

           Andre St-Amour                                                                 18,525
           President, RGA Life Reinsurance Company of Canada

           Graham S. Watson                                                               17,587
           Executive Vice President and Chief Marketing Officer

           Executive Group                                                               201,055

           Non-Executive Director Group                                                   56,250

           Non-Executive Officer Employee Group                                          197,712

                Total                                                                    455,017

VOTE REQUIRED

         The vote required to approve this Item 2 is a majority of the Common Stock represented in person or by proxy at the Annual Meeting. As a holder of Common Stock, MetLife is entitled to vote on this proposal. MetLife beneficially owns and has shared voting power with respect to approximately 58% of the Company's outstanding shares. MetLife has informed the Company that it intends to vote for this Item 2; therefore approval of this Item 2 by the shareholders is assured.

RECOMMENDATION OF THE BOARD

         The Board of Directors has approved the proposal regarding amendment to the Company's Flexible Stock Plan and recommends that shareholders vote FOR the proposal.

                                     VOTING

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock entitled to vote which are present in person or represented by proxy at the 2000 Annual Meeting is required to elect directors, to authorize the amendment to the Company's Flexible Stock Option Plan, and to act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of the directors nominated by the Board of Directors, FOR the amendment to the Flexible Stock Option Plan and its affiliates and in the discretion of the persons named as proxies on such other business as may properly come before the meeting.

         As of March 31, 2000, MetLife beneficially owned approximately 58% of the shares of Common Stock entitled to vote at the meeting. MetLife has indicated its intention to vote its shares FOR the election of directors nominated by the Board of Directors and FOR the proposed amendment to the Flexible Stock Option Plan. MetLife's vote will be sufficient to approve each of the proposals to be voted upon at the meeting.

         The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                              INDEPENDENT AUDITORS

          KPMG LLP was previously the principal independent accounting firm for the Company. Effective March 30, 2000, that firm's appointment as principal independent accounting firm was terminated and the client-auditor relationship between the Company and KPMG LLP will cease upon completion of the separate company audits of the financial statements of the Company's subsidiaries as of and for the year ended December 31, 1999, and the issuance of their reports thereon. Deloitte & Touche LLP will now serve as the Company's principal independent accounting firm. On January 6, 2000, Metropolitan Life Insurance Company ("MetLife") became the beneficial owner of approximately 58% of the outstanding shares of the Company. The replacement of KPMG LLP by Deloitte & Touche LLP as principal independent accounting firm to the Company is intended to allow the Company and MetLife to benefit from efficiencies resulting from the use of Deloitte & Touche LLP as principal independent accounting firm to both the Company and MetLife.

         The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 1999 and 1998 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         The decision to change accounting firms was approved by the Company's Audit Committee, which authorized the Company's management to negotiate the engagement of Deloitte & Touche LLP to perform the examination of the Company's financial statements for fiscal year 2000.

         In connection with the audits of the two fiscal years ended December 31, 1999, and the subsequent interim period through March 30, 2000, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement.

                              SHAREHOLDER PROPOSALS

         Shareholder proposals submitted under the process prescribed by the Securities and Exchange Commission (in Rule 14a-8 of the Securities Exchange
Act) for presentation at the 2000 Annual Meeting must be received by the Company by December 14, 2000 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

         In order for a Shareholder to nominate a candidate for director, under the Company's Restated Articles of Incorporation, timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' notice of the meeting, or prior public disclosure of the date of the meeting, then the Shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The Shareholder filing the notice of nomination must describe various matters as specified in the Company's Restated Articles of Incorporation, including such information as name, address, occupation, and number of shares held.

         In order for a Shareholder to bring other business before a Shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other matters specified in the Company's Restated Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for Shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a Shareholder must meet to have a proposal included in the Company's proxy statement.

         In each case the notice must be given to the Secretary of the Company, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any Shareholder desiring a copy of the Company's Restated Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary.

                                    EXHIBIT A

                                AMENDMENT TO THE
                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                               FLEXIBLE STOCK PLAN

                 AS AMENDED AND RESTATED EFFECTIVE JULY 1, 1998

         WHEREAS, Reinsurance Group of America, Incorporated (the "Company") established the Reinsurance Group of America, Incorporated Flexible Stock Plan (the "Plan") to enhance the ability of the Company to reward and provide stock based incentives to its key employees; and

         WHEREAS, the Company's shareholders previously approved the Plan and an amendment thereto; and

         WHEREAS, on March 15, 2000, the Board of Directors of the Company approved a second amendment to the Plan, subject to shareholder approval, to increase the total number of shares authorized for issuance under the Plan by 1,500,000 shares.

         NOW, THEREFORE, the Company hereby amends the Plan as follows:

         1. Effective upon the date of approval of this amendment by the Company's shareholders, Section 3.1 of the Plan is amended in its entirety to read as follows:

            3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 3,486,564 Shares. Such number of Shares shall increase annually, effective as of the first day of each Fiscal Year, commencing with the Fiscal Year beginning in 2001, by the number of Shares equal to 5% of the number of Shares allocated to this Plan as of the first day of such Fiscal Year. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

         2. Capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

         IN WITNESS WHEREOF, Reinsurance Group of America, Incorporated hereby adopts the foregoing amendment this 16th day of March, 2000.

                                    REINSURANCE GROUP OF AMERICA, INCORPORATED


                                    /s/  A. Greig Woodring
                                         President and Chief Executive Officer

                   REINSURANCE GROUP OF AMERICA, INCORPORATED

                               FLEXIBLE STOCK PLAN

                 AS AMENDED AND RESTATED EFFECTIVE JULY 1, 1998

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                               FLEXIBLE STOCK PLAN

                                TABLE OF CONTENTS



                                                                                        Page
                                                                                        ----
ARTICLE I - NAME AND PURPOSE
        1.1    Name                                                                       1
        1.2    Purpose                                                                    1

ARTICLE II - DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION
        2.1    General Definitions                                                        1
               (a)    Affiliate                                                           1
               (b)    Agreement                                                           1
               (c)    Benefit                                                             1
               (d)    Board                                                               1
               (e)    Cash Award                                                          1
               (f)    Change of Control                                                   1
               (g)    Code                                                                1
               (h)    Company                                                             1
               (i)    Committee                                                           1
               (j)    Common Stock                                                        2
               (k)    Effective Date                                                      2
               (l)    Employee                                                            2
               (m)    Employer                                                            2
               (n)    Exchange Act                                                        2
               (o)    Fair Market Value                                                   2
               (p)    Fiscal Year                                                         2
               (q)    ISO                                                                 2
               (r)    NQSO                                                                2
               (s)    Option                                                              2
               (t)    Other Stock Based Award                                             2
               (u)    Parent                                                              2
               (v)    Participant                                                         2
               (w)    Performance Share                                                   2
               (x)    Plan                                                                2
               (y)    Restricted Stock                                                    3
               (z)    Rule 16b-3                                                          3
               (aa)   SEC                                                                 3
               (bb)   Share                                                               3
               (cc)   SAR                                                                 3
               (dd)   Subsidiary                                                          3
        2.2    Other Definitions                                                          3
        2.3    Conflicts in Plan                                                          3

ARTICLE III - COMMON STOCK
        3.1    Number of Shares                                                           3
        3.2    Reusage                                                                    3
        3.3    Adjustments                                                                3

ARTICLE IV - ELIGIBILITY
        4.1    Determined By Committee                                                    4


ARTICLE V - ADMINISTRATION
        5.1    Committee                                                                  4
        5.2    Authority                                                                  4
        5.3    Delegation                                                                 5
        5.4    Adjudication of Claims                                                     5

ARTICLE VI - AMENDMENT
        6.1    Power of Board                                                             5
        6.2    Limitation                                                                 5

ARTICLE VII - TERM AND TERMINATION
        7.1    Term                                                                       6
        7.2    Termination                                                                6

ARTICLE VIII - MODIFICATION OR TERMINATION OF BENEFITS
        8.1    General                                                                    6
        8.2    Committee's Right                                                          6

ARTICLE IX - CHANGE OF CONTROL
        9.1    Right of Committee                                                         6

ARTICLE X - AGREEMENTS AND CERTAIN BENEFITS
        10.1   Grant Evidenced by Agreement                                               7
        10.2   Provisions of Agreement                                                    7
        10.3   Certain Benefits                                                           7

ARTICLE XI - REPLACEMENT AND TANDEM AWARDS
        11.1   Replacement                                                                7
        11.2   Tandem Awards                                                              7

ARTICLE XII - PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING
        12.1   Payment                                                                    7
        12.2   Dividend Equivalents                                                       8
        12.3   Deferral                                                                   8
        12.4   Withholding                                                                8

ARTICLE XIII - OPTIONS
        13.1   Types of Options                                                           8
        13.2   Shares for ISOs                                                            8
        13.3   Grant of ISOs and Option Price                                             8
        13.4   Other Requirements for ISOs                                                8
        13.5   NQSOs                                                                      8
        13.6   Determination by Committee                                                 8
        13.7   Limitation Shares Covered by Options                                       9

ARTICLE XIV - SARS
        14.1   Grant and Payment                                                          9
        14.2   Grant of Tandem Award                                                      9
        14.3   ISO Tandem Award                                                           9
        14.4   Payment of Award                                                           9
        14.5   Limitation on SARs.                                                        9

ARTICLE XV - RESTRICTED STOCK
        15.1   Description                                                                9
        15.2   Cost of Restricted Stock                                                   9
        15.3   Non-Transferability                                                       10

ARTICLE XVI - PERFORMANCE SHARES
        16.1   Description                                                               10
        16.2   Grant                                                                     10

ARTICLE XVII - CASH AWARDS
        17.1   Grant                                                                     10
        17.2   Limitation on Amount                                                      10
        17.3   Restrictions                                                              10

ARTICLE XVIII - OTHER STOCK BASED AWARDS AND OTHER BENEFITS
        18.1   Other Stock Based Awards                                                  10
        18.2   Other Benefits                                                            10

ARTICLE XIX - MISCELLANEOUS PROVISIONS
        19.1   Underscored References                                                    10
        19.2   Number and Gender                                                         11
        19.3   Governing Law                                                             11
        19.4   Purchase for Investment                                                   11
        19.5   No Employment Contract                                                    11
        19.6   No Effect on Other Benefits                                               11

                   REINSURANCE GROUP OF AMERICA, INCORPORATED
                               FLEXIBLE STOCK PLAN

                                    ARTICLE I

                                NAME AND PURPOSE

              1.1 Name. The name of this Plan is the "Reinsurance Group of America, Incorporated Flexible Stock Plan."

              1.2 Purpose. The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company's Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting cash and other awards.

                                   ARTICLE II

                 DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

              2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

              (a) Affiliate. A Parent or Subsidiary of the Company.

              (b) Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

              (c) Benefit. Any benefit granted to a Participant under the Plan.

              (d) Board. The Board of Directors of the Company.

              (e) Cash Award. A Benefit payable in the form of cash.

              (f) Change of Control. The acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following a sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is the Parent, a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Parent, the Company or a Subsidiary.

              (g) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

              (h) Company. Reinsurance Group of America, Incorporated.

              (i) Committee. The Committee described in Section 5.1.

              (j) Common Stock. Any class of the Company's common stock.

              (k) Effective Date. The date that the Plan is approved by the shareholders of the Company which must occur within one year before or after approval by the Board. Any grants of Benefits prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

              (l) Employee. Any person employed by the Employer.

              (m) Employer. The Company and all Affiliates.

              (n) Exchange Act. The Securities Exchange Act of 1934, as amended.

              (o) Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

              (p) Fiscal Year. The taxable year of the Company which is the calendar year.

              (q) ISO. An Incentive Stock Option as defined in Section 422 of the Code.

              (r) NQSO. A Non-Qualified Stock Option, which is an Option that does not qualify as an ISO.

              (s) Option. An option to purchase Shares granted under the Plan.

              (t) Other Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

              (u) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Company's present Parent is General American Life Insurance Company.

              (v) Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted only to Employees, employees and owners of entities which are not Affiliates but which have a direct or indirect ownership interest in an Employer or in which an Employer has a direct or indirect ownership interest, individuals who, and employees and owners of entities which, are customers and suppliers of an Employer, individuals who, and employees and owners of entities which, render services to an Employer, and individuals who, and employees and owners of entities which, have ownership or business affiliations with any individual or entity previously described.

              (w) Performance Share. A Share awarded to a Participant under
ARTICLE XVI of the Plan.

              (x) Plan. The Reinsurance Group of America, Incorporated Flexible Stock Plan and all amendments and supplements to it.

              (y) Restricted Stock. Shares issued under ARTICLE XV of the Plan.

              (z) Rule 16b-3. Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.

             (aa) SEC. The Securities and Exchange Commission.

             (bb) Share. A share of Common Stock.

             (cc) SAR. A Stock Appreciation Right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

             (dd) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

              2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

              2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE.

                                   ARTICLE III

                                  COMMON STOCK

              3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall initially be 825,000 Shares. Such number of Shares shall increase annually, effective as of the first day of each Fiscal Year, commencing with the Fiscal Year beginning in 1994, by the number of Shares equal to 5% of the number of Shares allocated to this Plan as of the first day of such Fiscal Year. Such Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

              3.2 Reusage. If an Option or SAR expires or is terminated, surrendered, or cancelled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Shares, Performance Shares or other grant, as the case may be, shall again be available for use under the Plan.

              3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of SARs and number and class of shares available for Options and grants of Restricted Stock, Performance Shares and Other Stock Based Awards and the number of Shares subject to outstanding Options, SARs, grants of Restricted Stock and Performance Shares which are not vested, and Other Stock Based Awards, and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

                                   ARTICLE IV

                                   ELIGIBILITY

              4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.

                                    ARTICLE V

                                 ADMINISTRATION

              5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board each of whom is a "Non-Employee Director" as defined in Rule 16b-3 and who is an "outside director" as defined in Code Section 162(m)(4)(C)(i). The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

              5.2 Authority. Subject to the terms of the Plan, the Committee shall have discretionary authority to:

             (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

             (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

             (c) interpret and construe the Plan and all Agreements;

             (d) prescribe, amend and rescind rules and regulations relating to the Plan;

             (e) determine the content and form of all Agreements;

             (f) determine all questions relating to Benefits under the Plan;

             (g) maintain accounts, records and ledgers relating to Benefits;

             (h) maintain records concerning its decisions and proceedings;

             (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

             (j) take, at anytime, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent; and

             (k) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

              5.3 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, Stock Appreciation Awards, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3, Code
Section 162(m), or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

              5.4 Adjudication of Claims. The Committee shall have full and complete discretionary authority to make all determinations as to the right to Benefits under the Plan. In the event that a Participant believes he has not received the Benefits to which he is entitled under the Plan, a claim shall be made in writing to the Committee. The claim shall be reviewed by the Committee. If the claim is approved or denied, in full or in part, the Committee shall provide a written notice of approval or denial within 90 days with, in the case of a denial, the specific reasons for the denial and specific reference to the provisions of the Plan and/or Agreement upon which the denial is based. A claim shall be deemed denied if the Committee does not take any action within the aforesaid 90 day period. If a claim is denied or deemed denied and a review is desired, the Participant shall notify the Committee in writing within 60 days of the receipt of notice of denial or the date on which the claim is deemed to be denied, as the case may be. In requesting a review, the Participant may review the Plan or any document relating to it and submit any written issues and comments he may deem appropriate. The Committee shall then review the claim and provide a written decision within 60 days. This decision, if adverse to the Participant, shall state the specific reasons for the decision and shall include reference to specific provisions of the Plan and/or Agreement on which the decision is based. The Committee's decision on review shall be final and binding.

                                   ARTICLE VI

                                    AMENDMENT

              6.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

              6.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

             (a) in a manner which would cause Options which are intended to qualify as ISOs to fail to qualify;

             (b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3 or Code Section 162(m); or

             (c) in a manner which would violate applicable law.

                                   ARTICLE VII

                              TERM AND TERMINATION

              7.1 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

              7.2 Termination. The Plan may be terminated at any time by the Board.

                                  ARTICLE VIII

                     MODIFICATION OR TERMINATION OF BENEFITS

              8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's right to any Benefit granted prior to such amendment or termination.

              8.2 Committee's Right. Any Benefit granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Benefit was granted.

                                   ARTICLE IX

                                CHANGE OF CONTROL

              9.1 Right of Committee. In order to maintain a Participant's rights in the event of a Change in Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change in Control, provide such protection as it may deem necessary. Without, in any way, limiting the generality of the foregoing sentence or requiring any specific protection, the Committee may:

            (a) provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

            (b) provide for the purchase of such Benefit, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

            (c) make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

            (d) cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation in such change.

                                    ARTICLE X

                         AGREEMENTS AND CERTAIN BENEFITS

              10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

              10.2 Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death or termination of employment; the Benefit's conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

              10.3 Certain Benefits. Except as otherwise expressly provided in an Agreement, any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall be not transferable other than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him, his guardian or his legal representative.

                                   ARTICLE XI

                          REPLACEMENT AND TANDEM AWARDS

              11.1 Replacement. The Committee may permit a Participant to elect to surrender a Benefit in exchange for a new Benefit.

              11.2 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.


                                   ARTICLE XII

                  PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

              12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

             (a) in cash;

             (b) by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due to the Company;

             (c) in other property, rights and credits, including the Participant's promissory note if permitted under applicable law; or

             (d) by any combination of the payment methods specified in (a),
(b) and (c) above.

Notwithstanding, the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

              12.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights.

              12.3 Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

              12.4 Withholding. The Company, at the time any distribution is made under the Plan, whether in cash or in Shares, may withhold from such distribution any amount necessary to satisfy federal, state and local income tax withholding requirements with respect to such distribution. Such withholding may be in cash or in Shares.

                                  ARTICLE XIII

                                     OPTIONS

              13.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan.

              13.2 Shares for ISOs. The number of Shares for which ISOs may be granted on or after the Effective Date shall not exceed 150,000 Shares.

              13.3 Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted within ten years from the Effective Date. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

              13.4 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code.

              13.5 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be equal to or greater than the Fair Market Value of the Shares at the time the Option is granted.

              13.6 Determination by Committee. Except as otherwise provided in
Section 13.2 through Section 13.5, the terms of all Options shall be determined by the Committee.

              13.7 Limitation on Shares Covered by Options. The maximum number of Shares with respect to which such Options may be granted to any Participant in any 1 year period shall not exceed 200,000 shares. For purposes of the preceding sentence, the Shares covered by an Option that is cancelled shall count against the maximum number of Shares, and, if the exercise price under an Option is reduced, the transaction shall be treated as a cancellation of the Option and a grant of a new Option.

                                   ARTICLE XIV

                                      SARS

              14.1 Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Common Stock, or in any combination of cash and Common Stock, as the Committee shall determine.

              14.2 Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant's credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.

              14.3 ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

              14.4 Payment of Award. SARs shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

              14.5 Limitation on SARs. The maximum number of SARs which may be granted to any Participant in any 1 year period shall not exceed 15,000 SARs. For purposes of the preceding sentence, any SARs that are cancelled shall count against the maximum number of SARs, and, if the Fair Market Value of a Share on which the appreciation under a SAR will be calculated is reduced, the transaction shall be treated as a cancellation of the SAR and a grant of a new SAR.

                                   ARTICLE XV

                                RESTRICTED STOCK

              15.1 Description. The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The grantee shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant.

              15.2 Cost of Restricted Stock. Grants of Shares of Restricted Stock shall be made at a per Share cost to the Participant equal to par value.

              15.3 Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

                                   ARTICLE XVI

                               PERFORMANCE SHARES

              16.1 Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant. Generally, such right shall be based upon the attainment of targeted profit and/or performance objectives.

              16.2 Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement.

                                  ARTICLE XVII

                                   CASH AWARDS

              17.1 Grant. The Committee may grant Cash Awards at such times and (subject to Section 17.2) in such amounts as it deems appropriate.

              17.2 Limitation on Amount. The Amount of any Cash Award in any Fiscal Year to any Participant who is subject to Section 16 of the Exchange Act shall not exceed the greater of $100,000 or 50% of his cash compensation (excluding any Cash Award under this ARTICLE XVII) for such Fiscal Year.

             17.3 Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both.

                                  ARTICLE XVIII

                   OTHER STOCK BASED AWARDS AND OTHER BENEFITS

              18.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

              18.2 Other Benefits. The Committee shall have the right to provide types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan was established.

                                   ARTICLE XIX

                            MISCELLANEOUS PROVISIONS

              19.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

              19.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

              19.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

              19.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

              19.5 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

              19.6 No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

                   REINSURANCE GROUP OF AMERICA, INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint Jack B. Lay and James E. Sherman, or either of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 24, 2000, commencing at 2:00 p.m., St. Louis time, at the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.



         PLEASE COMPLETE, SIGN AND DATE OTHER SIDE AND RETURN PROMPTLY.





                          /\  FOLD AND DETACH HERE  /\

                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1. Election of Directors                                                                     2. Amend the Company's Flexible Stock
                                                                                                Option Plan.
     FOR all nominees       WITHHOLD
      listed at right       AUTHORITY      (INSTRUCTION: To withhold authority to vote for
    (except as marked     to vote for all   any individual nominee, strike a line through
     to the contrary)    nominees listed    the nominee's name on the list below.)
                             at right
                                                                                                      FOR    AGAINST    ABSTAIN
           [  ]               [  ]          STUART I. GREENBAUM, RICHARD A. LIDDY,                    [ ]      [ ]        [ ]
                                            TERRENCE I. LENNON, JUDY E. WEISS

The undersigned hereby acknowledges receipt of the Notice of the 2000 Annual Meeting of Stockholders and the accompanying Proxy Statement.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Dated this        day of            , 2000


------------------------------------------
                Signature


------------------------------------------
       (Signature if held jointly)

(If Stock is owned in joint names, both owners must sign.) If address at left is incorrect, please write in the correct information.

               PLEASE SIGN AS REGISTERED AND RETURN PROMPTLY TO:
REINSURANCE GROUP OF AMERICA, INCORPORATED, MIDTOWN STATION, PO BOX 870, NEW YORK, NY 10138


                          /\  FOLD AND DETACH HERE  /\


                                                                  April 14, 2000


Dear Shareholder:

       We invite you to attend the 2000 Annual Meeting of Shareholders of Reinsurance Group of America, Incorporated, to be held on May 24, 2000 in the Marriott-West, 660 Maryville Centre Drive, St. Louis, Missouri at 2:00 p.m.

       It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form above, detach it, and return it promptly in the envelope provided.